                                                                Exhibit 12

                      Mack-Cali Realty, L.P. and Subsidiaries
        Computation of Ratios of Earnings to Combined Fixed Charges and
                    Preferred Unit Distribution Requirement
                         (Dollar Amounts in Thousands)



                                                                        For the Year Ended December 31,
                                                    --------------------------------------------------------------------------
                                                       1999           1998            1997            1996            1995
                                                    ----------     ----------      ----------      ----------     ------------
Income before gain on sale
   of property, minority interest
   and extraordinary item(A)                         $150,726       $151,464         $39,582         $37,179         $17,146

Add:
   Interest expense attributable to the
   Operating Partnership                              102,960         88,043           9,670           4,672           1,175

   Interest expense attributable to the
   unconsolidated Property Partnerships                  --             --            29,408           9,086           8,942

Interest portion (33 percent) of ground
   rents on land leases attributable to
   the Property Partnerships                              187            140              29            --              --

Less:
   Gain on sale of rental property
   attributable to unconsolidated
   Property Partnerships                                 --             --             --             (5,658)           --

   Intercompany interest income
   recorded by unconsolidated
   Property Partnerships                                 --             --            (3,215)           --              --
                                                    ----------     ----------      ----------      ----------     ------------

Income before gain on sale of property,
   minority interest and extraordinary
   item, as adjusted(B)                              $253,873       $239,647         $75,474         $45,279         $27,263
                                                    ==========     ==========      ==========      ==========     ============

Fixed Charges:
Interest expense attributable to the
   Operating Partnership                             $102,960        $88,043          $9,670          $4,672          $1,175

Interest expense attributable to
   unconsolidated majority-owned
   Property Partnerships                                 --             --            29,408           9,086           8,942

Interest portion (33 percent) of ground
   rents on land leases attributable to
   the Property Partnerships                              187            140              29            --              --
Capitalized interest costs attributable to
   the Property Partnerships                            6,840          3,547             820             118              27
                                                    ----------     ----------      ----------      ----------     ------------

Total fixed charges                                  $109,987        $91,730         $39,927         $13,876         $10,144
                                                    ==========     ==========      ==========      ==========     ============


Preferred unit distribution requirement               $15,476        $16,313         $   888         $  --           $  --
Beneficial conversion feature(C)                         --             --            29,361            --              --
Ratio of pre-tax income to net income                    1.00           1.00            1.00            --              --
                                                    ----------     ----------      ----------      ----------     ------------

Preferred unit distribution factor                     15,476         16,313          30,249            --              --
 Total fixed charges                                  109,987         91,730          39,927          13,876          10,144
                                                    ----------     ----------      ----------      ----------     ------------

   Total fixed charges and preferred
   unit distribution requirement                     $125,463       $108,043         $70,176         $13,876         $10,144
                                                    ==========     ==========      ==========      ==========     ============

   Ratio of earnings to combined fixed
   charges and preferred unit
   distribution requirement                              2.02(D)        2.22            1.08            3.26(E)         2.69

------------
(A) Represents pre-tax income before gain on sale of property, minority interest and extraordinary item.
(B) Represents earnings before fixed charges.
(C) In connection with the funding of the Mack Transaction, the Operating Partnership issued certain Preferred Units with a conversion rate of $34.65 per common unit, an amount less than the $39.0626 closing stock price on the date of closing. Accordingly, the Operating Partnership recorded, on December 11, 1997, the financial value ascribed to this beneficial conversion feature.
(D) Represents the ratio of earnings to fixed charges, excluding gain on sale of rental property of $1,957. The ratio of earnings to fixed charges, including gain on sale of rental property, was 2.04.
(E) Represents the ratio of earnings to fixed charges, excluding gain on sale of rental property of $5,658. The ratio of earnings to fixed charges, including gain on sale of rental property, was 3.67.